CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-231034) and S-8 (Nos. 333-18797, 333-139553, 333-215248 and 333-217574) of NCR Corporation of our report dated February 28, 2019, except with respect to our opinion on the financial statements insofar as it relates to the effects of the change in reportable segments discussed in Note 4 and 13, which is as of August 5, 2019, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in NCR Corporation's Current Report on Form 8-K dated August 5, 2019.
/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
August 5, 2019